Exhibit 5.1

 GUZOV OFSINK, LLC
600 Madison Avenue
New York, New York 10022

October 15, 2010

China Infrastructure Constructions Corporation
Shidai Caifu Tiandi Building Suite 1906-09,
1 Hangfeng Road Fengtai District
Beijing, China 100070

Re:	Registration Statement on Form S-1 (SEC File No. 333-165742)
Registration for Resale of 1,282,091 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for China Infrastructure Construction Corporation, a Colorado corporation (the “Company”), in connection with a registration statement on Form S-1 (File No. 333-165742) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of an aggregate of 1,282,091 shares (the “Resale Shares”) of the Company’s no par value per share common stock (the “Common Stock”) which may be sold by the selling stockholders listed in the Registration Statement from time to time. As used in this opinion letter, the term “Resale Prospectus” refers to the prospectus included in the Registration Statement at the Effective Time.  The term “Effective Time” means the date and the time as of which the Registration Statement, or the most recent post-effective amendment thereto, if any, is declared effective by the Commission.

The Resale Shares consist of the following:

(i) 1,282,091 shares of Common Stock which were originally issued in a private placement transaction completed on March 11, 2010 and which are included in the Registration Statement and Resale Prospectus.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate action of the Company that provides for the issuance of the Resale Shares and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on Certificates from officers of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have not verified any of those assumptions.

Based upon and subject to the foregoing, it is our opinion that 1,282,091 of the Resale Shares referred to in paragraph (i) above are duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Resale Prospectus.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Guzov Ofsink, LLC
GUZOV OFSINK, LLC